Exhibit 99.1
Form 8-K
Viking Systems, Inc.
File No. 000-49636

Press Release

                         VIKING SYSTEMS AGREES TO BUY
           3D VISUALIZATION BUSINESS OF VISTA MEDICAL TECHNOLOGIES

La Jolla, CA December 23, 2003 - Viking Systems, Inc. (VKSY:PK) today announced that it has agreed to acquire the assets of the visualization technology business of Vista Medical Technologies, Inc, (NASDAQ: VMTI) for a combination of stock in Viking, royalties and other cash payments. This transaction is subject to the approval of Vista Medical's stockholders: if approved, it is expected to close in the second half of January, 2004. Over a five year period, the royalty and cash payments will range between a minimum of $1,475,000 and an approximate maximum of $5,500,000, dependent on the performance of the acquired business unit. The stock received in Viking will represent approximately ten percent of its fully diluted equity at the time the transaction closes. Vista Medical and Viking have also agreed to negotiate a joint Marketing and Technology Agreement for the Obesity Surgery market.

President of Viking Systems, Thomas B. Marsh, said, "This is the first of a planned series of acquisitions in this market and we believe Vista Medical Technologies will be a good platform for our visualization and surgical control effort. We are excited about this technology and look forward to growing the business, both for laparoscopic bariatric surgery and other complex minimally invasive surgical applications."

About Viking Systems, Inc.

The Vision statement of Viking Systems, Inc., is to be recognized as the market leader in the development of integrated imaging, information and surgical control technologies that significantly enhance performance and patient outcomes of complex surgical procedures. Viking plans to complete a series of acquisitions in the medical device market focused on companies with vision, optics, laser, sensor and other technology.

Following a recent change in control, the principal investor in Viking is Donald
E. Tucker, a Senior Partner with the world's largest consulting and technology company, with over 24 years of consulting experience across a number of industry segments. He has held several management and leadership positions during his career and currently has global responsibility for the Medical Technology,
Diagnostics and Devices industry segment, as well as the west coast biotech/pharmaceutical market. He has primary responsibility for establishing global market and operational leadership in these industry segments and is an advisor to a number of associations in the life sciences industry.



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Mr.  Tucker  is an  expert  in the  strategy,  planning  and  implementation  of large-scale complex change programs with extensive experience in new product development, supply chain management and commercial operations. He has served numerous Fortune 100 companies in planning and executing global mergers, consolidating operations and implementing new strategic capabilities. He has worked extensively throughout the Americas and Europe. From 1997 to 2000, Mr. Tucker led the development and operations of the Company's west coast Business Launch Center, where over 16 new technology-centric businesses were formed, funded and launched.

The President of Viking, following the change in control, is Thomas B. Marsh. Mr. Marsh is a Partner and Co-founder of Marsh and Flagg, a merger and acquisition advisory firm, and serves as a Director and Secretary/Treasurer of PurchaseSoft, Inc. Previously he has been CEO of Co-Mack Technology, CEO of Emark Corporation and President of Spectrum Companies International.

Vista Medical Technologies, Inc.

Vista Medical Technologies, Inc. operates two business units. The Obesity Surgical and Medical Management Services business, based in Carlsbad, CA, provides services to physicians and hospitals involved in the surgical treatment of morbid obesity. Our services include management of the Laparoscopic Bariatric Surgery Preceptorship, a comprehensive introduction to starting a minimally invasive gastric bypass surgical program. Additionally, we offer systems, consulting and program management services which enable the efficient operation of obesity surgery programs. The Visualization Technology business, based in Westborough, MA, develops, manufactures and markets products that provide information to physicians performing minimally invasive general surgical, cardiac surgical and other selected endoscopic and interventional procedures. Our technology products combine a head mounted display with video cameras to provide surgeons with critical visual information during complex minimally invasive procedures, and also incorporate the benefit of viewing complementary information in a voice-controlled, picture-in-picture format, to facilitate real-time decision making during surgery. The Visualization Technology business also manufactures compact, high-resolution endoscopic cameras for original equipment manufacturer customers and strategic partners. Vista Medical Technologies is traded on the NASDAQ SmallCap Market under the stock symbol VMTI. The Company's Internet Website is www.vistamt.com. Information on the Company's nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.

FORWARD LOOKING STATEMENTS

This  current  report  contains  certain  forward-looking   statements  and  any
statements contained in this current report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "estimate" or "continue" or comparable terminology are intended to identify

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forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within Viking's control. These factors include, but are not limited to, economic conditions generally and in the markets in which Viking may participate, competition within Viking's markets and failure by Viking to successfully develop business relationships.

For further information please contact: Thomas B. Marsh, President of Viking Systems, Inc., (858) 456-6608, tmarsh@vikingsystems.com. The Viking web site is www.vikingsystems.com.

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